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                                                                   Exhibit 10(l)


                         TAX INDEMNIFICATION AGREEMENT

                  This Indemnification Agreement is made and entered into as of December __, 1996 between Amscan Holdings, Inc., a Delaware corporation ("Amscan"), and John A. Svenningsen ("Svenningsen").

                  WHEREAS, as of the date hereof, Amscan has acquired all of the business operations of Amscan Inc., Am-Source, Inc., JCS Realty Corp. and SSY Realty Corp. (individually, a "Subchapter S Company" and, collectively, the "Subchapter S Companies");

                  WHEREAS, the Subchapter S Companies elected under Section 1362 of the Internal Revenue Code of 1986, as amended (the "Code"), to be treated and operated as Subchapter S corporations;

                  WHEREAS, Svenningsen was for a number of years the sole shareholder of Amscan Inc., JCS Realty Corp. and SSY Realty Corp. and since 1993 owned a 50% interest in Am-Source, Inc.;

                  NOW, THEREFORE, in consideration of the premises and mutual provisions hereinafter set forth, the parties hereto hereby agree as follows:

                  Article 1. AMSCAN INDEMNITY. Amscan will indemnify svenningsen for any United States Federal income tax liability, to the extent such liability is attributable to a claim by the Internal Revenue Service that Svenningsen's income with respect to his ownership of stock in any of the Subchapter S Companies for any taxable year exceeds the income reported to Svenningsen by a Subchapter S Company on its Internal Revenue Service Form K-1 for such taxable year and for any United States Federal income tax liability of Svenningsen in respect of payments to Svenningsen pursuant to this Article 1; provided, however, that Amscan's obligation to indemnify Svenningsen shall be limited to taxes on income which create a tax benefit to any of the Subchapter S Companies (whether by reason of deduction, amortization, credit or otherwise) for a taxable year(s) which end(s) after closing.


                  Article 2. SVENNINGSEN INDEMNITY. Svenningsen will indemnify Amscan for Amscan's United States Federal income tax liability resulting from a claim by any taxing authority that a Subchapter S Company was not properly treated as a Subchapter S corporation for any period in which such Subchapter S Company filed a tax return on which it claimed that it was properly treated as a Subchapter S corporation; provided, however, that Svenningsen's obligation to indemnify Amscan shall be limited to the amount that Svenningsen would be entitled to receive as a refund of United States


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Federal income taxes previously paid with respect to his share of income generated by a Subchapter S Company..

                  Article 3. PROCEDURES RELATING TO INDEMNIFICATION. If notice of a pending or threatened audit is not given to the indemnifying party promptly after receipt of correspondence from any taxing authority, or in reasonable detail to apprise the indemnifying party of the nature of the proposed adjustments, such failure to provide notice promptly shall not relieve the indemnifying party of its obligations under this agreement, except to the extent that the failure to notify timely actually prejudices the indemnifying party's ability to contest such matter. With respect to any audit, the indemnifying party shall control all proceedings taken solely in connection with such audit (including, without limitation, selection of and payment for counsel reasonably acceptable to indemnitee) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the tax claimed and sue for a refund where applicable law permits such refund suits or contest the audit adjustments in any permissible manner; provided, however, that if (i) the results of such proceedings, suit, contest, claim, hearing, compromise or proposed settlement could reasonably be expected to have a material adverse effect on the assets, business, operations or financial condition of Amscan or Svenningsen, or their ability to treat any income or losses in a particular manner for tax calculation purposes for taxable periods ending after the closing of the exchange of certain shares of capital stock owned by Svenningsen for shares of Common Stock of Amscan or (ii) any such proceeding, suit, contest, claim, hearing, compromise or proposed settlement or procedure involves taxes other than taxes subject to indemnification, the parties hereto shall consult and mutually agree on a reasonable good faith basis upon all aspects of the conduct of such matters. The indemnitee and the indemnifying party shall cooperate in contesting any audit, which cooperation shall include, without limitation, the retention and provision to the indemnifying party of records and information which are reasonably relevant to such audit and making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such audit.

                  Article 4. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to principles of conflicts of laws.

                  Article 5. NOTICES. All notices or other communications provided for under this Agreement shall be given in writing and shall be delivered personally or sent by post, telex or facsimile transmission to the other party at the following address or to such other address as to which a party has given notice as provided herein.


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                  If to Amscan:

                           Amscan Holdings, Inc.
                           80 Grasslands Road
                           Elmsford, New York 10523

                  If to Svenningsen:

                           John A. Svenningsen
                           c/o Amscan Holdings, Inc.
                           80 Grasslands Road
                           Elmsford, New York 10523

                  Article 6. ASSIGNMENT. Except as otherwise specifically provided herein, this Agreement and any rights and obligations hereunder may not be assigned by either party without the prior written approval of the other party, and any attempted assignment not in compliance with this Article shall be void and of no effect.

                  Article 7. COSTS. In any proceeding to enforce any rights under this Agreement by legal proceedings or otherwise, the prevailing party shall be reimbursed by the defaulting party for all of the costs and expenses of the prevailing party in pursuing such proceeding, including, without limitation, reasonable attorneys' or solicitors' fees.

                  Article 8. PARTIES NOT PARTNERS. Nothing contained in this Agreement shall constitute a partnership or other agency agreement between the parties hereto or their respective subsidiaries or any of them, nor shall anything contained in this Agreement give any of the parties hereto or any of the respective subsidiaries the right to bind, or pledge the credit of, any of the other parties hereto or any of their respective subsidiaries.

                  Article 9. ANNUAL REVIEW. This Agreement may be amended by mutual consultation between the parties, evidenced in a writing signed by both parties, and the parties agree to engage in mutual consultation in good faith during each annual period from the date hereof at the request of any party to maintain in this Agreement the principles of fairness and equity, and to amend this Agreement accordingly.

                  Article 10. SEVERABILITY. If any provision in this Agreement is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect unless the severance of the invalid or unenforceable provision would unreasonably frustrate the commercial purposes of this Agreement. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a


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valid or enforceable provision which achieves to the greatest extent possible the economic objectives of the invalid or unenforceable provision.

                  Article 11. WAIVER. The waiver by either party of a breach or default of any of the provisions of this Agreement by the other party shall not be construed as a waiver of any succeeding breach of the same or other provisions nor shall any delay or omission on the part of either party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any breach or default by the other party.

                  Article 12. ENTIRE AGREEMENT. This Agreement constitutes the entire and only Agreement between the parties hereto relating to the subject matter hereof and overrides and supersedes any prior arrangements or oral discussions and shall not be modified except in writing by agreement between the parties.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first above written.

                                       AMSCAN HOLDINGS, INC.


                                       By:   ___________________________________
                                             Name:
                                             Title:



                                             ___________________________________
                                             John A. Svenningsen